                                                                    Exhibit 10.1

                                 [INTERMET LOGO]

                              5445 Corporate Drive
                            Troy, Michigan 48098-2683
                              Phone: (248) 952-2500
                               Fax: (248) 952-1512
                                www.intermet.com

                    Intermet Corporation Amended and Restated
                           Key Employee Retention Plan




                                                   Effective: September 20, 2004
                                                      Restated: December 8, 2004

             INTERMET CORPORATION AMENDED AND RESTATED KEY EMPLOYEE
                                 RETENTION PLAN

1. PURPOSE AND EFFECTIVE DATE. This program, effective as of September 20, 2004 (the "Effective Date"), shall be known as the Intermet Corporation Amended and Restated Key Employee Retention Plan ("Plan"). The Plan amends and restates the Intermet Corporation Employee Retention Plan. The Plan is a discretionary retention bonus program for the benefit of a select group of employees ("Participants") of Intermet Corporation and its subsidiaries ("Intermet") who are selected for participation by Intermet's Board of Directors ("Board"). The Plan also provides severance benefits for a select group of management or highly compensated employees. This Plan is exempt from the application of the Employee Retirement Income Security Act of 1974, as amended, by reason of Section 3 of such Act.

2. DEFINITIONS. In this Plan, the following terms shall have the meanings ascribed to them:

         a. "BASE SALARY" shall mean such Participant's annual base salary as in effect on the Effective Date and with respect to any Participant who may be added after the Effective Date, such Participant's annual base salary at the date such Participant is added.

         b. "BOARD" shall mean the board of directors of Intermet Corporation or a committee of such board authorized to act in the circumstances, including the Compensation Committee of the Board, to which the Board has delegated authority for the administration of this Plan.

         c. "CAUSE" shall mean (1) the Participant's committing any felony or other crime involving dishonesty, (2) any serious misconduct in the course of the Participant's employment or (3) the Participant's habitual neglect of the Participant's duties (other than on the account of Disability), except that Cause shall not mean (i) bad judgment or negligence except as constitutes other than habitual neglect of duty, (ii) any act or omission believed by the Participant in good faith to have been in or not opposed to the interest of Intermet (without intent of the Participant to gain therefrom, directly or indirectly, a profit to which the Participant was not legally entitled) or (iii) any act or omission with respect to which a determination could properly have been made that the Participant met the applicable standard of conduct for indemnification or reimbursement under any applicable by-laws, any applicable indemnification agreement or the laws and regulations under which Intermet is governed, in each case in effect at the time of such act or omission. For purposes of this Plan, in the event the definition of "Cause" contained in this paragraph and in any employment agreement in effect between Intermet and a Participant conflict, the definition contained in this paragraph shall control.

         d. "CHANGE OF CONTROL" shall, for purposes of this Plan and as applied to a Participant, have the same meaning as the term is defined in any employment agreement existing between Intermet and the Participant.

         e. "DEBTORS" shall mean the Intermet entities which are "debtors" from time to time under the Chapter 11 bankruptcy petition filed on September 29, 2004, as amended from time to time.

         f. "DISABILITY" shall mean any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, and that renders the Participant unable to perform the duties of his or her position with Intermet. The date of the determination of Disability is the date on which the Participant is certified as having incurred a Disability by a physician acceptable to Intermet. For purposes of this Plan, in the event the definition of "Disability" contained in this paragraph and in any employment agreement in effect between Intermet and a Participant conflict, the definition contained in this paragraph shall control.

         g. "GOING CONCERN" means the continuation as a going concern of all or any substantial portion of the North American assets and business of the Debtors, taken as a whole, as determined in good faith by the Board.

         h. "GOOD REASON" with respect to any Participant shall mean the occurrence of any one of the following events: (1) assignment to the Participant of any duties materially inconsistent with the Participant's current position (or such other position to which he or she may have been promoted), or any other action that results in a material and adverse change in the Participant's position, status, title or responsibilities, (2) the failure of Intermet to assign this Plan to a successor of Intermet, (3) any reduction in the Participant's annual base salary as in effect on the Effective Date or (4) any change that would require the Participant's place of employment to be located outside a radius of 50 miles of the Participant's current place of employment, if, in the case of any such event described by clause (1) through (4), Intermet fails to cure the event within 30 days after written notice to the Board from the Participant; provided, however, that if the event is intentional, knowing or repeated, the Participant shall not be required to provide written notice or an opportunity to cure. For purposes of this Plan, in the event the definition of "Good Reason" contained in this paragraph and in any employment agreement in effect between Intermet and a Participant conflict, the definition in this paragraph shall control. Consummation of a POR or consummation of a Sale do not by themselves constitute Good Reason.

         i. "STAY BONUS" is an amount payable to a Participant in accordance with the terms of this Plan.

---------
1 In addition to Intermet, the following entities also submitted the plan of reorganization: Alexander City Casting Company, Inc., Cast-Matic Corporation, Columbus Foundry, L.P., Diversified Diemakers, Inc., Ganton

3. ELIGIBILITY AND PARTICIPATION. Eligibility and participation shall be in the sole discretion of the Board, and Intermet will notify those employees selected by the Board to participate in this Plan. Those persons selected by the Board are listed on Appendix A hereto. The Participants are divided into four tiers, based on their positions within Intermet and the potential Stay Bonus payable to them as described in paragraph 4.

4. STAY BONUS. This Plan is designed to encourage Participants to remain with Intermet and perform in a satisfactory manner during a prescribed period that begins on the Effective Date and ends on December 31, 2005 (the "Stay Bonus Period"). The maximum Stay Bonus payable to Participants who remain for the entire Stay Bonus Period is a specified percentage of Base Salary, which differs depending on the Tier in which the Participant participates. Except as otherwise indicated in this Plan, the Stay Bonus is earned and payable based on satisfactory service throughout the Stay Bonus Period.

         a. MAXIMUM STAY BONUS. The maximum Stay Bonus for each Tier is the specified percentage of Base Salary (each an "Applicable Percentage") determined below under Scenarios A, B, or C, as follows:

                  1) SCENARIO A. In the event a Plan of Reorganization of Intermet under Chapter 11 is consummated (including payment of the initial distributions pursuant thereto) that results in the continuation of the Debtors as a Going Concern (a "POR") on or before June 30, 2005, or a definitive agreement for the sale of the Debtors as a Going Concern is consummated on or before June 30, 2005 (a "Sale");

                  2) SCENARIO B. In the event a POR is consummated, or a Sale is consummated, after June 30, 2005 but on or before December 31, 2005;

                  3) SCENARIO C. In the event a POR is not consummated, or a definitive agreement with respect to a Sale is not consummated, on or before December 31, 2005.


     Tier                    Scenario A                          Scenario B                     Scenario C
     ----

    Tier I                     93.75%                               75%                            75%
   Tier II                     93.75%                               75%                            75%
   Tier III                    62.50%                               50%                            50%
   Tier IV                     31.25%                               25%                            25%

---------
Technologies, Inc., Intermet Holding Company, Intermet Illinois, Inc., Intermet International, Inc., Intermet U.S. Holding, Inc., Ironton Iron, Inc., Lynchburg Foundry Company, Northern Castings Corporation, Sudbury, Inc., SUDM, Inc., Tool Products, Inc., Wagner Castings Company, and Wagner Havana, Inc.

         b. SERVICE REQUIREMENTS. Except as otherwise specified in this Plan, if the Participant remains employed by Intermet for the entire Stay Bonus Period and continues to satisfy all of the conditions for participation, such Participant shall receive a Stay Bonus which shall be equal to the product of
(i) the Applicable Percentage multiplied by such Participant's Base Salary and
(ii) a fraction, the numerator being the number of days worked by the Participant between September 20, 2004 and December 31, 2005, and the denominator being the total number of regularly scheduled work days from and including September 20, 2004 through December 31, 2005 (the "Work Fraction"). For purposes of calculating the Work Fraction, sick, vacation, PTO, and other authorized work absences shall be considered to be days worked.

         c. FORM AND TIME OF STAY BONUS PAYMENT. One third of the amount payable under Scenario A or Scenario B shall be paid concurrently with consummation of a POR or consummation of a Sale, as applicable; the remainder shall be paid between January 1 and January 10, 2006. With respect to Participants in Tiers I and II, one third of the amount payable under Scenario C shall be paid between January 1 and January 10, 2006; the remainder shall be payable concurrently with consummation of a POR or consummation of a Sale. With respect to Participants in Tiers III and IV, the entire amount payable under Scenario C shall be paid between January 1 and January 10, 2006. All payments shall be subject to payroll taxes and other withholdings according to Intermet's (or the applicable employer of record's) standard payroll practices.

         d. DISCRETIONARY PAYMENTS. The Board, in its sole discretion, reserves the right to select additional Participants who are not participants in this Plan as of the Effective Date in order to obtain or retain their services and avoid the disruption and cost of attrition among employees with critical knowledge or skills, subject to the provisions of paragraph 11 of this Plan.

5. TERMINATION OF PARTICIPATION

         a. EVENTS. A Participant's participation in this Plan shall automatically terminate, without notice to or consent by such Participant, upon the first to occur of either of the following events with respect to such
Participant:

         1)       termination of employment by Intermet for Cause, or

         2) termination of employment by the Participant other than for Good Reason.

         b. EFFECT OF TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON. In the event a Participant's employment is terminated by Intermet for Cause or a Participant terminates his or her employment with Intermet other than for Good Reason, the Participant shall forfeit his or her entire right to any remaining payment under this Plan.

         c. EFFECT OF OTHER EVENTS; PRO RATA PAYMENTS. A pro rata Stay Bonus will be paid to the Participant, or to the Participant's estate or personal representative, if the Participant's employment is terminated by Intermet other than for Cause, if the Participant's employment is terminated by reason of death or Disability or if the Participant terminates his employment with Intermet for Good Reason. In any such case, the amount of the pro rata Stay Bonus payable to the Participant shall be calculated as the product of (i) the Applicable Percentage multiplied by (ii) the Participant's Base Salary multiplied by (iii) the Work Fraction. Notwithstanding anything in this Plan to the contrary, if a Participant earns the right to receive a pro rated Stay Bonus due to termination of employment on or before June 30, 2005, the amount and timing of the payment shall be made as if the events described in Scenario B occurred. For purposes of clarification, in the event the employment of a Participant is terminated after Scenario A has occurred, the remaining two-thirds of any applicable stay bonus shall be prorated based on the Work Fraction set forth above. In addition, Intermet, acting through the Board, may review the payment to a Participant whose employment terminates due to death or Disability and, in its discretion, may award a full (rather than pro rata) Stay Bonus payment to such Participant giving consideration to the value contributed both before and during the Stay Bonus Period.

6. SEVERANCE BENEFITS. All Plan participants are eligible to receive severance benefits if their employment is terminated by Intermet or any entity which is the buyer or successor to all or any substantial portion of the business of Intermet on or before December 31, 2006 except a severance benefit shall not be paid (i) if the termination is for Cause, (ii) if the Participant terminates his or her employment without Good Reason, (iii) upon the Participant's death or Disability, or (iv) the Participant is re-employed by a buyer which purchases all or any substantial portion of the assets or business of Intermet and which provides employment terms substantially similar to those provided to the Participant prior to the effective date of the Plan.

         a. AMOUNT OF SEVERANCE. The amount of the severance benefit payable to an eligible Participant shall be determined as follows:



                  TIER                         PERCENTAGE OF BASE SALARY
                   I                         100% (200% for Dr. Gary Ruff)
                   II                                     50%
               III and IV        In accordance with the Intermet Corporation Salaried
                                 Employees Severance Plan ("Existing Plan") effective
                                                    October 1, 1993

         b. EFFECT ON EXISTING EMPLOYMENT AGREEMENTS. Any severance payment made pursuant to the Plan shall be deemed to be in satisfaction and in discharge of the severance obligations Intermet has under any employment agreement existing between Intermet and a

Participant. If a severance payment would be required under the terms of both the Plan and any employment agreement existing between a Participant and Intermet, payment shall be made under the terms of the Plan and not under the employment agreement in case of (i) termination without Cause, (ii) termination for Good Reason or (iii) termination following a Change of Control. Under circumstances that would require payment to be made under the terms of both the Plan and an employment agreement, payment will be made under the terms of the Plan.

         c. FORM AND TIME OF SEVERANCE PAYMENT. The severance benefit payable to a Participant under this Section 6 shall be paid in equal monthly installments according to the following schedule


                  TIER                            NUMBER OF PAYMENTS
                   I                           12 (24 for Dr. Gary Ruff)
                   II                                      6
               III and IV                          Lump Sum Payments

7. MITIGATION. The severance benefits payable to Tier I and Tier II Participants shall be reduced on a dollar for dollar basis(but not less than zero) by any compensation received from any subsequent employer during the second half of the period referenced in Section 6. c. above for Tiers I and II only. No offset shall be made during the first half of such period. Participants shall be under no duty to seek or obtain subsequent employment following their termination of employment from Intermet.

8. EMPLOYEE BENEFITS. Except as otherwise provided by federal law and the terms of any Intermet employee benefit plan, all employee benefits to which Participants were entitled to receive prior to their termination of employment shall continue during the period that severance payments are due, However, should the Participant obtain new employment providing substantially similar benefits to the one provided by Intermet, Intermet's obligation to continue these benefits shall cease.

9. BINDING AUTHORITY. Subject to the review and approval of the Board provided herein, the decisions of Intermet shall be final and conclusive for all purposes of this Plan and shall not be subject to any appeal or review.

10. SOURCE OF PAYMENTS. All Stay Bonus and severance payments will be paid in cash from the general funds of Intermet, except that any resident of Europe earning a Stay Bonus or severance payment shall be paid by the European subsidiary of Intermet employing such person and not from any funds of the Debtors. No separate fund will be set aside for any payments under this Plan.

11. AMENDMENT. This Plan may be amended by the Board at any time and without notice to or the consent of Participants if and so long as the rights and benefits of the Participants are not materially and adversely affected by such amendment. No Plan amendment may be adopted which would increase the aggregate amount that may be payable to all Plan participants under the terms of the Plan as of the effective date by more than $250,000 without Bankruptcy Court approval. Subject to this dollar limit and the other terms of this Plan, the Chairman of the Corporation or the Compensation Committee may designate additional participants in the Plan or may move participants from one Tier to another Tier.

12. SEVERABILITY. If any term or condition of this Plan shall be invalid or unenforceable, the remainder of this Plan shall not be affected thereby and shall continue in effect and application to the full extent permitted by law.

13. NO EMPLOYMENT RIGHTS. Neither the establishment nor the terms of this Plan shall be held or construed to confer upon any employee the right to a continuation of employment by Intermet, nor constitute a contract of employment, express or implied. Subject to any applicable employment agreement, Intermet reserves the right to dismiss or otherwise deal with any employee, including the Participants, to the same extent as though this Plan had not been adopted. Nothing in this Plan is intended to alter the "at-will" status of Participants, it being understood that, except to the extent otherwise expressly set forth to the contrary in a written employment agreement, the employment of any Participant can be terminated at any time by either Intermet or the employee with or without notice, with or without cause.

14. TRANSFERABILITY OF RIGHTS. Intermet shall have the right to transfer its obligations under this Plan, with respect to one or more Participants, to any person, including any purchaser of all or any part of Intermet's business. No Participant or spouse shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy that the Participant may have at any time to receive payments of benefits hereunder, which benefits and the rights thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt by a Participant to transfer or assign a benefit or any rights granted hereunder shall (after consideration of such facts as Intermet deems pertinent) be grounds for terminating any rights of the Participant to any portion of this Plan's benefits not previously paid.

15. EXTENSION OF PLAN. Intermet, in the discretion of the Board, reserves the right to extend the terms of this Plan for such additional periods as it deems necessary to those members of its workforce that it deems necessary, subject to Bankruptcy Court approval. The terms and conditions under which additional Stay Bonuses or severance benefits may be awarded shall be determined, if at all, upon this Plan's extension.

16. GOVERNING LAW. This Plan shall be construed, administered and enforced according to the laws of the State of Michigan (without giving effect to principles of conflicts of laws).

17. PLAN ADMINISTRATION. The Compensation Committee of the Intermet Board of Directors shall be responsible for the general administration of the Plan and for interpreting all provisions of the Plan.

                  In Witness Whereof, this Plan has been adopted by Intermet Corporation as of the Effective Date pursuant to authority granted by the Board. It is not effective until it has been approved by the U.S. Bankruptcy Court.

                                   INTERMET CORPORATION


                                   By: /s/  Gary F. Ruff
                                       ------------------------------------
                                            Gary F. Ruff
                                            Chairman and Chief Executive Officer

                                   By: /s/  Richard A. Nawrocki
                                       ------------------------------------
                                            Richard A. Nawrocki
                                            Lead Director

                                   APPENDIX A


               SUMMARY                PERCENTAGE      DOLLAR VALUE        PERCENTAGE        DOLLAR VALUE
                                     SCENARIO B,C     SCENARIO B,C        SCENARIO A         SCENARIO A
      TIER ONE BONUS POTENTIAL           75%           $1,495,008           93.75%           $1,868,760


      TIER TWO BONUS POTENTIAL           75%            $506,250            93.75%            $632,813


     TIER THREE BONUS POTENTIAL          50%           $2,451,679           62.50%           $3,064,599


     TIER FOUR BONUS POTENTIAL           25%            $723,314            31.25%            $904,143


                TOTAL                                  $5,176,251                            $6,470,315